Exhibit 99.1

Contact:  Mike Schuh  (425) 951-1428
Anne Bugge (206) 972-0372

SONOSITE PROJECTS RECORD REVENUE
AND OPERATING INCOME FOR 2008

2008 Revenue Grows 19% to $243 Million
Fourth quarter revenue grows 8% to $70 million

BOTHELL, WA - January 12, 2009 - SonoSite, Inc.  (Nasdaq:SONO), the world leader and specialist  in hand-carried ultrasound for the point-of-care, today provided preliminary revenue results for the fourth quarter and year ended December 31, 2008. The company said that fourth quarter revenue grew 8% to approximately $70 million compared to the prior year’s fourth quarter. For the year, worldwide revenue is estimated to have increased by 19% to approximately $243 million.  Changes in foreign currency rates decreased worldwide revenue by an estimated 4% in the fourth quarter and had a favorable impact of 0.6% on the year.

“The M-Turbo® and S Series™ product lines drove a year of record revenue and operating income in 2008,” said Kevin M. Goodwin, SonoSite President and CEO.  “We gained operating leverage and expect to achieve an operating margin in 2008 that is toward the upper end of our guidance of 9 -10% as compared to 2.2% in 2007. We are particularly pleased with this accomplishment in light of the difficult US economic environment and its impact on hospital capital spending which we expect will continue into 2009.  Customers deferred, but did not cancel, approximately 10% of our forecasted revenue in the fourth quarter.”

Mr. Goodwin continued, “At this juncture in the year, given the US hospital capital spending environment and an anticipated foreign currency headwind, we are planning for revenue growth of 5 -10% in 2009 at current exchange rates, with relatively flat revenue growth in the first three quarters. However as a result of the company’s forward planning, by carefully managing costs, yet continuing to invest in product development, market introductions and channel expansion, we are targeting to increase operating income by 10 -20% in 2009. We have the financial resources, products, technology and market leadership to navigate through this environment and position us well for future, long-term growth.”

As previously disclosed, the company has taken a $3 million charge for expenses related to the termination of acquisition talks and severance payments which were included in the company’s 2008 operating margin guidance provided on  October 23, 2008.  The fourth quarter of 2008 will also include a gain of $15.7 million resulting from the repurchase of $80.3 million of senior convertible notes the company issued in July 2007.

Mr. Goodwin is presenting today at the J.P.Morgan Annual Healthcare Conference at 3 :00 pm Pacific Time in San Francisco. An audio replay of Mr. Goodwin’s conference presentation can be accessed via the Investors Section of SonoSite’s website at www.sonosite.com and will be available for 30 days.

Fourth quarter 2008 financial estimates are preliminary. SonoSite plans to report 2008 financial results on February 12, 2009 after the close of the financial markets at 1:00 pm Pacific Time.

Conference Call Information
 SonoSite will hold a conference call on February 12th at 1:30 pm PT/4:30 pm ET.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite’s website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 12, 2009, at 4:30 pm (PT) until February 26, 2009, at 10:00 pm (PT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code 7024347 is required to access the replay.

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.  The company employs over 600 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our ultrasound systems, our ability to accurately forecast customer demand for our products, our customers’ ability to finance the purchase of our systems, including the effect of reduced spending by hospitals, our ability to manufacture and ship our systems in a timely manner to meet customer demand, variability in quarterly results caused by the timing of large project orders from governmental or international entities and the seasonality of hospital purchasing patterns, timely receipts of regulatory approvals to market and sell our products, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners and other sales channels  to market and sell our products and any changes to such channels, the impact of patent litigation, our ability to execute our acquisition strategy, the effect of transactions and activities associated with our issuance of senior convertible debt in July 2007, including a repurchase of a portion of the debt, on the market price of our common stock, and as well as other factors contained in the Item 1A. “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.